UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant Rule §240.14a-11(c) or §240.14a-2
Digirad Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION
DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2019
To the Stockholders of Digirad Corporation:
You are cordially invited to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Digirad Corporation (the “Company”) on Wednesday, May 1, 2019. We will hold the meeting at 8:00 a.m. Eastern Daylight Time at our offices at 53 Forest Avenue, 1st Floor, Old Greenwich, CT 06870.
In connection with the Annual Meeting, we have prepared a Proxy Statement setting out detailed information about the matters that will be covered at the meeting. We will mail our Proxy Statement, along with a proxy card, on or about March [ ], 2019 to our stockholders of record as of the close of business on March 13, 2019. These materials and our Annual Report on Form 10-K for the year ended December 31, 2018 are also available electronically at our corporate website at www.digirad.com.
Our Board of Directors has fixed the close of business on March 13, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment(s), postponement(s) or other delay(s) thereof. Voting on the matters to be considered at the Annual Meeting can be done (1) by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the Annual Meeting. Important information about attending the Annual Meeting in person is included in the proxy statement.
The matters that will be considered at the Annual Meeting are:

1.	To elect seven directors, to serve until the Company’s 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of our independent auditors;

3.	To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers;

4.
To approve an amendment to our Restated Certificate of Incorporation to effect a (a) reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-10, with the exact ratio to be set within that range at the discretion of our Board of Directors without further approval or authorization of our stockholders, and (b) a reduction of the number of authorized shares of common stock to 30 million shares authorized (the “Reverse Stock Split Proposal”); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s), postponement(s) or other delay(s) thereof.
Your vote is extremely important. Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible. Using a proxy card to submit your vote now will not prevent you from attending or voting in person by ballot at the Annual Meeting. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.
If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
InvestorCom LLC
Stockholders Call Toll Free: 877-972-0090
Banks and Brokers Call Collect: 203-972-9300
Your vote is extremely important, regardless of how many or how few shares you own. The Board of Directors urges you to vote your shares to elect its nominees. Whether or not you plan to attend the Annual Meeting in person, please use the enclosed proxy card to ensure that your vote is counted. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

Sincerely,

Jeffrey E. Eberwein Chairman of the Board of Directors
Suwanee, Georgia
March [ ], 2019

DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2019
TABLE OF CONTENTS

PROXY STATEMENT	1
Who May Vote	1
Voting Requirements	1
The Board of Directors’ Voting Recommendations	2
How to Vote	2
If You Plan to Attend the Annual Meeting	2
Revoking a Proxy	2
How We Solicit Proxies	2
If You Receive More Than One Proxy Card	2
Important Notice Regarding the Availability of Proxy Materials for the Digirad Corporation 2019 Annual Meeting of Stockholders Meeting to be Held on May 1, 2019	3
If You Have Any Questions	3
CORPORATE GOVERNANCE AND ETHICS	4
Composition of the Board of Directors	4
Director Nomination Process	4
Board Leadership Structure	5
Board Meeting Attendance	5
Director Independence	5
Director Attendance at Annual Meeting	5
Board Self-Assessments	6
Committees of the Board of Directors	6
The Board of Directors’ Role in Risk Oversight	7
Communications with our Board of Directors	7
Code of Business Conduct and Ethics	7
Corporate Governance Documents Available Online	8
Non-Employee Director Stock Ownership Policy	8
Director Term Limits	8
Committee Rotation Policy	8
Executive Officers	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
PROPOSAL 1: ELECTION OF DIRECTORS	12
Nominees for Election to the Board of Directors	12
Information about the Company’s Director Nominees	12
AUDIT COMMITTEE REPORT	16
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	17
Principal Accounting Fees	17
Types of Fees Explained	17
Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm	17

DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
PROXY STATEMENT
The Board of Directors of Digirad Corporation, a Delaware corporation (referred to in this Proxy Statement as “Digirad,” “the Company,” “we”, “our” or “us”), is soliciting proxies from our stockholders in connection with our 2019 Annual Meeting of Stockholders to be held on May 1, 2019 and at any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”). We will hold the meeting at 8:00 a.m. Eastern Daylight Time at our offices at 53 Forest Avenue, 1st Floor, Old Greenwich, CT 06870.
The accompanying proxy is solicited by the Board of Directors and is revocable by the stockholder at any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about March [ ], 2019 and is accompanied by the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2018 (the “Annual Report”).
Who May Vote
Only holders of common stock, par value $0.0001 per share (“common stock”), outstanding as of the close of business on March 13, 2019 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were [ ] shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.
Voting Requirements
The holders of a majority of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions and broker non-votes, if any, count as present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a bank, broker, or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
The vote requirement for each matter is as follows:

•
Proposal 1 (Election of Directors) — Directors are elected by a plurality of the votes cast, and the seven nominees who receive the greatest number of favorable votes cast in the election of directors will be elected directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

•
Proposal 2 (Ratification of Appointment of Independent Auditors) — The ratification of the appointment of our independent auditors requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•
Proposal 3 (Advisory (Non-Binding) Stockholder Approval of Named Executive Officer Compensation) — The advisory (non-binding) approval of the compensation of the Company’s named executive officers requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•
Proposal 4 (Approval of the Reverse Stock Split Proposal) — To approve an amendment to our Restated Certificate of Incorporation to effect a (a) reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-10, with the exact ratio to be set within that range at the discretion of our Board of Directors without further approval or authorization of our stockholders, and (b) a reduction of the number of authorized shares of common stock to 30 million shares authorized (the “Reverse Stock Split Proposal”) requires the favorable vote of the holders of a majority of our outstanding shares of common stock entitled to vote.

In the election of directors (Proposal 1), abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2), and the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 3), abstentions will have the same effect as voting against such proposals and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote on Proposal 3. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 2. With respect to the approval of the Reverse Stock Split Proposal (Proposal 4), abstentions and broker non-votes will have the same effect as voting against such proposal.
The Board of Directors’ Voting Recommendations
The Board of Directors recommends that you vote your shares “FOR” each of the Board of Directors’ seven nominees that are standing for election to the Board of Directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); “FOR” the advisory (non-binding) stockholder approval of the compensation of the Company’s named executive officers (Proposal 3); and “FOR” approval of the Reverse Stock Split Proposal (Proposal 4).
How to Vote
If you are a stockholder of record as of the Record Date, you may vote (1) by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the Annual Meeting. If you hold your shares of common stock in a brokerage account or by a bank or other nominee, you must follow the voting procedures provided by your broker, bank or other nominee, which instructions will be included with your proxy materials.
Giving us your proxy means you authorize the Board of Directors’ designated proxy holders (who are identified on the enclosed proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their best judgment on such other matters that may properly come before the Annual Meeting. If you sign, date and return the enclosed proxy card but do not indicate your vote, the designated proxy holders will vote your shares “FOR” each of the Board of Director’s seven nominees that are standing for election to the Board of Directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); “FOR” the advisory (non-binding) stockholder approval of the compensation of the Company’s named executive officers (Proposal 3); and “FOR” approval of the Reverse Stock Split Proposal (Proposal 4).
If You Plan to Attend the Annual Meeting
Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of common stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact David J. Noble at (800) 947-6134 for directions to the Annual Meeting.
If you are a stockholder of record as of the Record Date, you may vote your shares of common stock in person by ballot at the Annual Meeting. If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.
Revoking a Proxy
You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary in writing at 1048 Industrial Court, Suwanee, Georgia 30024. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.
How We Solicit Proxies
We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional materials furnished to our stockholders. We have retained InvestorCom LLC to assist us in the solicitation of proxies, as described in “General Cost of Solicitation” below. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet, and personal solicitation by our directors, officers, or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Fees paid to InvestorCom LLC are described in “General Cost of Solicitation” below.
If You Receive More Than One Proxy Card
If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares of common stock are voted, please vote using a proxy card for each account that you own. It is important that you vote all of your shares of common stock.

Important Notice Regarding the Availability of Proxy Materials for the Digirad Corporation 2019 Annual Meeting of Stockholders to be Held on May 1, 2019
The Proxy Statement, our form of proxy card, and our Annual Report are available to stockholders at http://drad.client.shareholder.com/sec.cfm.
If You Have Any Questions
If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
InvestorCom LLC
Stockholders Call Toll Free: 877-972-0090
Banks and Brokers Call Collect: 203-972-9300

CORPORATE GOVERNANCE AND ETHICS
Composition of the Board of Directors
The current number of directors on our Board of Directors is seven. Under our bylaws, the number of directors on our Board of Directors will not be less than five, nor more than nine, and is fixed, and may be increased or decreased by resolution of the Board of Directors.
Director Nomination Process
Director Qualifications
In evaluating director nominees, the Corporate Governance Committee of our Board of Directors (the “Corporate Governance Committee”) considers the appropriate size of the Board of Directors, as well as the qualities and skills of individual candidates. Factors considered include the following:

•	A history illustrating personal and professional integrity and ethics;

•	Independence;

•	Successful business management experience;

•	Public company experience, as officer or board member;

•	Experience in the medical device, healthcare and employee leasing industries; and

•	Educational background.
The Corporate Governance Committee’s goal is to assemble a Board of Directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The Corporate Governance Committee also considers candidates with relevant non-business experience and training.
Our Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Corporate Governance Committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gap. Our Board of Directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for our Board of Directors, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.
Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of Digirad and our stockholders. The Corporate Governance Committee does believe it appropriate for at least one, and preferably several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the listing standards of the NASDAQ Stock Market (“Nasdaq”). At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.
Identification and Evaluation of Nominees for Directors
The Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue their service on the Board of Directors. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for board service on the Board of Directors and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining new perspectives. If any member of our Board of Directors does not wish to continue his or her service or if our Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations regarding potential new nominees. The Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from our stockholders, industry experts, or analysts. The Corporate Governance Committee reviews the qualifications, experience, and background of the candidates.

Final candidates are interviewed by some or all of our independent directors and our Chief Executive Officer. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for Digirad and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify board candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.
The Corporate Governance Committee does not have a formal policy regarding consideration of director candidate recommendations from our stockholders. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and address, as they appear in the Company’s books; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the Corporate Governance Committee; (iv) the name, age, business address, and residence address of the candidate; (v) a description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including without limitation such candidate’s written consent to being named in the Proxy Statement, if any, as a nominee and to serving as a director if elected). In order to give the Corporate Governance Committee sufficient time to evaluate a recommended candidate, any such recommendation should be received by our Corporate Secretary at our corporate headquarters not later than the 120th calendar day before the one year anniversary of the date our Proxy Statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.
Board Leadership Structure
We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board of Directors to facilitate their differing roles in the leadership of the Company. The role of the chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of the Company, serving as a leader to the management team, and formulating corporate strategy.
Jeffrey E. Eberwein is currently the chairman of our Board of Directors and is considered an independent director. Mr. Eberwein holds and has held leadership positions with investment firms and brings to Digirad outside experience and expertise. He also has an educational background in business. Mr. Eberwein has been named by the Corporate Governance Committee as a nominee for re-election to our Board of Directors at the Annual Meeting.
Matthew G. Molchan, our Chief Executive Officer and a member of our Board of Directors, is standing for re-election to the Board of Directors. Going forward, we will continue our philosophy of keeping the Chairman and Chief Executive Officer roles separate on the Board of Directors.
In addition, we believe the working relationship between Messrs. Eberwein and Molchan, on the one hand, and between Mr. Eberwein and the other independent directors, on the other, enhances and facilitates the flow of information between management and our Board of Directors as well as the ability of our independent directors to evaluate and oversee management and its decision-making.
Board Meeting Attendance
Our Board of Directors held fourteen in-person or telephonic meetings during 2018. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.
Director Independence
Our Board of Directors has determined that each of the director nominees standing for election, except Mr. Molchan, are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). In determining the independence of our directors, the Board of Directors considered all transactions in which the Company and any director had any interest, including those discussed under “Related Person Transactions and Section 16(a) Beneficial Ownership Reporting Compliance” below. The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.
Director Attendance at the Annual Meeting
Although we do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting, we encourage all of our directors to attend. Two directors attended last year’s annual meeting, either in-person or telephonically.

Board Self-Assessments
Our Board of Directors conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The full Board of Directors reviews the results of the assessments and identifies areas for continued improvement. Our Board of Directors also develops and communicates to management any proposals for improving board functions.
Committees of the Board of Directors
Our Board of Directors currently has four standing committees. The current members of our committees are identified below:

Committees

Director	Audit		Compensation		Corporate Governance		Strategic Advisory Committee
Dimitrios J. Angelis	X		X		X	(Chair)
John M. Climaco					X		X	(Chair)
Michael A. Cunnion	X		X	(Chair)			X
John W. Sayward	X	(Chair)	X		X
Jeffrey E. Eberwein							X
Mr. Molchan and Mr. Quain do not serve on any committees.
Audit Committee. The Audit Committee of the Board of Directors (the “Audit Committee”) consists of Messrs. Angelis, Cunnion, and Sayward, with Mr. Sayward serving as chairman. The Audit Committee held five meetings during 2018. All members of the Audit Committee are (i) independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Sayward qualifies as an “audit committee financial expert” as defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	Recommending to our Board of Directors the engagement of our independent registered public accounting firm;

•
Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	Reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.
Compensation Committee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) consists of Messrs. Angelis, Cunnion, and Sayward, with Mr. Cunnion serving as chairman. The Compensation Committee held five meetings during 2018. All members of the Compensation Committee are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•
Reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•
Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and

•	Exercising authority under our employee benefit plans.

Corporate Governance Committee. The Corporate Governance Committee consists of Messrs. Angelis, Climaco, and Sayward, with Mr. Angelis serving as chairman. The Corporate Governance Committee held four meetings during 2018. All members of the Corporate Governance Committee are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	Reviewing and recommending nominees for election as directors;

•	Assessing the performance of our Board of Directors;

•	Developing guidelines for the composition of our Board of Directors;

•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and

•	Oversight of the Company compliance officer and compliance with the Company’s Code of Business Ethics and Conduct.
Strategic Advisory Committee. The Strategic Advisory Committee of the Board of Directors (the “Strategic Advisory Committee”) consists of Messrs. Climaco, Cunnion, and Eberwein, with Mr. Climaco serving as chairman. The Strategic Advisory Committee held four meetings during 2018. The Strategic Advisory Committee reviews and provides suggestions to the Board of Directors related to corporate strategy, capital allocation and related matters. The functions of this committee include, among other things:

•	Reviewing and providing recommendations to our Board of Directors regarding the Company’s capital plan and its short- and long-term financial strategies;

•	Reviewing and providing recommendations to our Board of Directors regarding financial transactions and commitments;

•
Reviewing and providing recommendations to our Board of Directors regarding the implications of major investments, restructuring, joint ventures, mergers and acquisitions and divestitures of the Company; and

•	Reviewing the selection of the Company’s financial advisors engaged in connection with any material transactions.
The Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of our Board of Directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company compliance officer appointed by our Board of Directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Corporate Governance Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. Members of the management team report directly to our Board of Directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to our full Board of Directors at the next meeting of the Board of Directors, or sooner if deemed necessary. This enables our Board of Directors and its committees to effectively carry out its risk oversight role.
Communications with our Board of Directors
Any stockholder may send correspondence to our Board of Directors c/o Corporate Secretary, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director, and forward all such communications to our Board of Directors or the appropriate director prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication, unless the Corporate Secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors that is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.
Code of Business Conduct and Ethics
We have established a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all our officers, directors, employees and contractors. The Ethics Code contains general guidelines for conducting our business consistent with the highest standards of business ethics and compliance with applicable law, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Code is overseen by the Company compliance officer appointed by our Board of Directors. If we make any amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on the “Investors” section of the Company’s website (www.digirad.com) under the tab “Corporate Governance.”

Corporate Governance Documents Available Online
Our corporate governance documents, including the Audit Committee charter, Compensation Committee charter, Corporate Governance Committee charter, Strategic Advisory Committee charter, and the Ethics Code, are available free of charge on the “Investors” section of our website (www.digirad.com) under the tab “Corporate Governance.” Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to Investor Relations, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
Non-Employee Director Stock Ownership Policy
Each non-employee director serving on the Board must beneficially own (on a cost basis) an amount of the Company’s common stock or common stock equivalents equal in value to at least 60% of cash compensation received over the prior five years for service as a director of the Company. Until such non-employee director has achieved the level of stock ownership required by our Non-Employee Director Stock Ownership Policy, such non-employee director will be required to retain an amount of common stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the non-employee director by the Company. Non-employee directors are not required to purchase shares in the open market in order to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy.
Because non-employee directors must retain a percentage of net shares acquired from any Company equity awards until he or she satisfies the Non-Employee Director Stock Ownership Policy, there is no minimum time period required to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy. Any non-employee director who does not comply with this Non-Employee Director Stock Ownership Policy will not be eligible for re-nomination as a director.
Director Term Limits
Our Board of Directors does not have a policy on term limits.
Committee Rotation Policy
Our Board of Directors adopted a board committee rotation policy pursuant to which the Corporate Governance Committee will consider our Board of Directors’ preference for rotating committee chairs and committee members at no longer than five year intervals, including the chairman of the Board of Directors.
Executive Officers
The names of our executive officers, their ages, their positions with Digirad, and other biographical information as of March 13, 2019, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Matthew G. Molchan	52	President, Chief Executive Officer, and Director
David J. Noble	48	Chief Operating Officer and Interim Chief Financial Officer
Martin B. Shirley	56	President, Digirad Imaging Solutions
Matthew G. Molchan became our President, Chief Executive Officer and member of the Board of Directors on July 1, 2013. In addition, Mr. Molchan served as our Interim Chief Financial Officer from April 10, 2018 until January 15, 2019. In connection with the Company’s investment in Perma-Fix Medical, S.A. (“Perma-Fix Medical”), a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange and a majority-owned subsidiary of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI), Mr. Molchan was appointed to the Supervisory Board of Perma-Fix Medical in December 2015. From February 2013 to July 2013, Mr. Molchan held the position of President, Digirad Corporation. He was previously President, Digirad Imaging Solutions, Inc. from January 2012 to June 2013. Prior to that, he was Chief Operating Officer of Digirad Ultrascan Solutions from May 2007 to January 2012. He joined Digirad Ultrascan Solutions upon the acquisition of Ultrascan, Inc. by us in May 2007. Prior to joining us, Mr. Molchan was the Chief Financial Officer for Ultrascan since he joined in 2003. Prior to Ultrascan, Mr. Molchan held various executive level business development, finance and operations positions at Somera, Inc. and Equifax, Inc. Mr. Molchan earned a B.S. degree in Economics from the United States Air Force Academy and an M.B.A. in finance from the University of Southern California.
David J. Noble became our Chief Operating Officer on September 1, 2018 and was also appointed Interim Chief Financial Officer on January 15, 2019. Prior to joining the Company, Mr. Noble served as Managing Member of Noble Point LLC, a business and financial advisory firm, from October 2017 to August 2018. From July 2005 to September 2017, Mr. Noble was a senior investment banker at HSBC, serving as Managing Director & Head of Equity Capital Markets for the Americas for more than a decade. Prior to joining HSBC, Mr. Noble held various senior roles within Equity Capital Markets, both in the U.S. and overseas, for Lehman Brothers from August 1997 to July 2005. Mr. Noble earned a B.A. degree from Yale University and an M.B.A. in Finance from MIT.

Martin B. Shirley became President, Digirad Imaging Solutions in January 2016. Previously, Mr. Shirley was Senior Vice President, Sales and Marketing, Digirad Imaging Solutions from January 2012 to January 2016; Vice President of Sales and Operations for Digirad Imaging Solutions from June 2010 to January 2012; and Vice President of Sales for Digirad Imaging Solutions from January 2008 to June 2010. Prior to this, he served in a variety of roles during his tenure at Digirad including National, Regional and Territory Sales Management positions in both the Digirad Imaging Solutions division and the Diagnostic Imaging division. Prior to joining Digirad, Mr. Shirley has held various roles in medical imaging, including regional and territory sales positions at SMV America, a manufacturer of nuclear medicine equipment that was purchased by General Electric, and with Sopha Medical Systems. He holds an A.A. degree in both nuclear medicine technology and an A.A. degree in liberal arts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 13, 2019 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current named executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
Percentage of beneficial ownership is calculated based on [ ] shares of common stock outstanding as of March 13, 2019. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants, or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of March 13, 2019. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Cannell Capital LLC (1) 245 Meriwether Circle Alta, WY 83414	2,231,136	[__]
Dimensional Fund Advisors LP (2) Building One, 6300 Bee Cave Road Austin, TX 78746	1,041,366	[__]
Named Executive Officers and Directors:
Jeffrey E. Eberwein	544,152	[__]
Matthew G. Molchan (3)	363,375	[__]
John W. Sayward (4)	204,020	[__]
Michael A. Cunnion (5)	113,750	[__]
John M. Climaco (6)	110,600	[__]
Martin B. Shirley (7)	109,342	[__]
Dimitrios J. Angelis	37,500	[__]
Michael DeBeauvernet (8)	17,316	[__]
Mitchell I. Quain (9)	—	[__]
All Executive Officers and Directors as a group (9 persons)(10)	1,517,739	[__]
____________________

*	Indicates beneficial ownership of less than 1% of the outstanding common stock

(1)	The foregoing information is based solely on information contained in a Form 4, filed with the SEC on September 12, 2018 by Cannell Capital LLC.

(2)	The foregoing information is based solely on information contained in a Schedule 13G, Amendment No. 6, filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP.

(3)	Includes (a) 220,979 shares of common stock subject to options exercisable within 60 days of March 13, 2019, and (b) 142,396 shares of common stock held by Mr. Molchan.

(4)	Includes (a) 60,000 shares of common stock subject to options exercisable within 60 days of March 13, 2019 and (b) 144,020 shares of common stock held by Mr. Sayward.

(5)	Includes (a) 80,000 shares of common stock subject to options exercisable within 60 days of March 13, 2019 and (b) 33,750 shares of common stock held by Mr. Cunnion.

(6)	Includes (a) 60,000 shares of common stock subject to options exercisable within 60 days of March 13, 2019 and (b) 50,600 shares of common stock held by Mr. Climaco.

(7)	Includes (a) 86,794 shares of common stock subject to options exercisable within 60 days of March 13, 2019, and (b) 22,548 shares of common stock held by Mr. Shirley.

(8)	Includes (a) 6,952 shares of common stock subject to options exercisable within 60 days of March 13, 2019, and (b) 10,364 shares of common stock held by Mr. DeBeauvernet.

(9)	Mr. Quain became a member of the Board on January 18, 2019.

(10)
Includes (a) 507,773 shares of common stock subject to options exercisable within 60 days of March 13, 2019, and (b) 1,009,966 shares of common stock held by our 9 executive officers and directors, including 35,000 shares of common stock held by David J. Noble, our Chief Operating Officer and Interim Chief Financial Officer. Does not include shares of common stock held by Mr. DeBeauvernet, who is no longer an executive officer of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members. Upon the recommendation of the Corporate Governance Committee, our Board of Directors has nominated each of the following seven persons to be elected to serve until the 2020 annual meeting of stockholders and until his successor is duly elected and qualified. Each of the nominees (i) currently serves on our Board of Directors; (ii) has consented to being named in this Proxy Statement; and (iii) has agreed to serve as a director if elected. As of the date of this Proxy Statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
THE BOARD OF DIRECTORS RECOMMENDS USING THE ENCLOSED PROXY CARD TO VOTE FOR THE SEVEN NOMINEES LISTED BELOW
Nominees for Election to the Board of Directors

Name	Position
Jeffrey E. Eberwein	Chairman of the Board
Matthew G. Molchan	President, Chief Executive Officer, and Director
Dimitrios J. Angelis	Director
John M. Climaco	Director
Michael A. Cunnion	Director
John W. Sayward	Director
Mitchell I. Quain	Director
The seven nominees standing for election who receive the greatest number of votes cast at the Annual Meeting will be elected as Directors.
Information about the Company’s Director Nominees
Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the Record Date. There are no family relationships among any of our directors or executive officers. All ages are as of March 13, 2019.
In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and our Board of Directors.

Jeffrey E. Eberwein	Age 48	Director since 2012
Chief Executive Officer of Hudson Global Inc. (“Hudson”)
Committees: Strategic Advisory
Mr. Eberwein is the Chief Executive Officer of Lone Star Value Management, LLC (“Lone Star”), an investment firm he founded in 2013, of which certain funds it manages are winding down. He has 25 years of Wall Street experience, and has valuable public company and financial expertise gained through his employment history and directorships. Prior to founding Lone Star in 2013, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management from 2009 to 2011 and Viking Global Investors from 2005 to 2008. Mr. Eberwein also is chairman of the board at two other publicly traded companies: ATRM Holdings, Inc. (“ATRM”), a modular building company; and Hudson, a global recruitment company. Mr. Eberwein has served as a director of Hudson since May 2014 and as its Chief Executive Officer since April 1, 2018. Previously, Mr. Eberwein served as chairman of the board of Ameri Holdings, Inc. from May 2015 to August 2018. Mr. Eberwein also previously served as a director of Novation Companies, Inc. from April 2015 to March 2018; Crossroads Systems, Inc. from June 2013 to May 2016; NTS, Inc. and On Track Innovations Ltd. from 2012 to 2014 and Goldfield Corporation from 2012 to 2013. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Eberwein should continue to serve as a director of our Company include his expertise in finance and experience in the investment community.

On February 14, 2017, the SEC issued an order (Securities Exchange Act Release No. 80038) (the “Order”) finding that certain groups of investors failed to properly disclose ownership information during a series of five campaigns to influence or exert control over microcap companies. The Order alleged violations of Section 13(d)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-1 thereunder, Section 13(d)(2) of the Exchange Act and Rule 13d-2(a) thereunder and Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 thereunder by Mr. Eberwein and a hedge fund adviser headed by him, Lone Star, a mutual fund adviser and another investor. Without admitting or denying the findings, they consented to the Order and agreed to cease and desist from committing any violations of the above-referenced Exchange Act provisions and civil penalties of $90,000 for Mr. Eberwein, $120,000 for Lone Star, $180,000 for the mutual fund advisor and $30,000 for the other investor.

Matthew G. Molchan	Age 52	Director since 2013
President, Chief Executive Officer of Digirad Corporation
Committees: None
Mr. Molchan’s full biographical information is provided above under the heading “CORPORATE GOVERNANCE AND ETHICS - Executive Officers.”
We believe that Mr. Molchan’s extensive experience and key roles at a number of other companies having attributes similar to the Company, enable him to assist in the effective management of the Company and make him well qualified to serve on our Board of Directors.

Dimitrios J. Angelis	Age 49	Director since 2015
Executive Counsel, Life Sciences Law Group
Committees: Audit, Compensation, Corporate Governance (Chairman)
Mr. Angelis was appointed as a director of the Company on July 30, 2015. In addition to Digirad, Mr. Angelis currently serves as a director of The One Group Hospitality, Inc. (STKS) since March 2018, and Ameri100, a position he has held since May 2015. Previously, Mr. Angelis was a director of On Track Innovations Ltd (“OTI”) from December 30, 2012 until August 3, 2015. From April 26, 2013 until February 9, 2015, Mr. Angelis served as the OTI’s Chairman of the Board of Directors.
Mr. Angelis currently serves as the Principal of Pharma Tech Law, previously Life Science Legal, a post he has held since October 2015. From January 2014 to August 2015 he served as Chief Executive Officer of OTI America (a subsidiary of OTI). Since 2012 until immediately prior to his appointment as Chief Executive Officer of OTI America, Mr. Angelis was the General Counsel of Wockhardt Inc., a global biologics and pharmaceutical company. From 2008 to 2012, Mr. Angelis was a senior counsel in Dr. Reddy’s Laboratories, Ltd., a publicly traded pharmaceutical company, and during 2008 he was the Chief Legal Officer and Corporate Secretary of Osteotech, Inc., a publicly traded medical device company. Prior to that, Mr. Angelis worked in the pharmaceutical industry in various corporate, strategic and legal roles, including the corporate department of the New York office of Mayer Brown LLP. Mr. Angelis holds a B.A. in Philosophy and English from Boston College, an M.A. in Behavioral Science from California State University, and Juris Doctor from New York University School of Law and is admitted to practice law in New York and New Jersey.
We believe Mr. Angelis’ past positions in the health care industry and his legal experience make him well qualified to serve on our Board of Directors. These experiences allow him to offer unique insight into our operations for the purpose of guiding the Board of Directors to the right legal and strategic decisions.

John M. Climaco	Age 50	Director since 2012
Chief Executive Officer, CNS Pharmaceuticals, Inc.
Committees: Corporate Governance, Strategic Advisory (Chairman)
Mr. Climaco is the Chief Executive Officer of CNS Pharmaceuticals, Inc., a company developing treatments for brain and central nervous system cancers. From June 2015 to July 2017, Mr. Climaco served as the Executive Vice President of Perma-Fix Medical, a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. (PESI), where he also served as a director from October 2013 to July 2017. At Perma-Fix Medical, he managed the development of a method to produce Technetium-99. Mr. Climaco currently serves on the board of directors of Moleculin Biotech, Inc., a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates; and Birner Dental Management Services, Inc., a management company for dental practices in Colorado, New Mexico and Arizona. Mr. Climaco was appointed to our Board of Directors in December 2012. Previously, he was a board member of PDI, Inc. (PDII), an outsourced commercial services company for pharmaceutical, biotechnology and healthcare companies, a post he held from December 2013 to October 2014. From April 2012 to April 2013, he was a board member of InfuSystem Holdings, Inc. (INFU), a supplier of oncology infusion services.

From 2003 to 2012, he was the President and Chief Executive Officer, as well as member of the board of directors, of Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, which he co-founded in 2003. Under Mr. Climaco’s leadership, and through partnerships he created with companies including Medtronic, Johnson & Johnson and Smith & Nephew, Axial successfully developed and commercialized ScoliScore, the first molecular prognostic test in the orthopaedic industry.
Prior to founding Axial Biotech, Mr. Climaco practiced law for 6 years with Fabian & Clendenin in Salt Lake City from 1997 to 2003. Mr. Climaco holds a B.A. in Philosophy, cum laude, from Middlebury College and a Juris Doctorate from the University of California, Hastings College of Law.
We believe that Mr. Climaco has a demonstrated record of consistently applying his extensive experience and sound business judgment to both rescue and create stockholder value across a range of industries. Mr. Climaco has advised management teams on M&A opportunities, restructuring, asset divestments, equity financings and strategic partnerships, all qualities that we believe are valuable to the Board of Directors. We believe that Mr. Climaco brings to our Board of Directors significant executive experience relevant to a healthcare services company, including raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies.

Michael A. Cunnion	Age 48	Director since 2014
President and Chief Executive Officer, Remedy Health Media
Committees: Strategic Advisory, Compensation (Chairman), Audit
Mr. Cunnion has an extensive history of leadership roles at healthcare media and communication companies. Since September 2008, Mr. Cunnion has been Chief Executive Officer of Remedy Health Media, a privately held health media company. In addition, Prior to that, from January 2004 to December 2007, Mr. Cunnion was the President of privately held HealthTalk, leading provider of tools and information for chronically ill patients and caregivers. Mr. Cunnion successfully built this company and subsequently sold it to Revolution Health in December 2007. Subsequent to this sale, Mr. Cunnion took on the role of Executive Vice President of Revolution Health, where he oversaw revenue and sales strategy until Revolution Health merged with Everyday Health. Prior to HealthTalk, from December 1998 to December 2003, Mr. Cunnion held the role of Sr. Director, Consumer Marketing at WebMD, where he led consumer sales strategy, product development and advertising operations. Mr. Cunnion currently serves on the board of directors of FSAStore.com, an FSA e-commerce company, a post he has held since 2011. Mr. Cunnion earned a B.A. degree in English from Florida State University.
We believe that Mr. Cunnion’s extensive experience in health care media companies, coupled with his experience of building up companies and creating ownership value are of significant strategic importance to our Board of Directors. His history of creating collaborative relationships in the companies he has been part of and then leveraging those relationships to maximize value in both continued organic growth and as well as selling the companies he has been part of can be of great benefit to Digirad stockholders.

John W. Sayward	Age 67	Director since 2008
Retired Partner, Nippon Heart Hospital LLC
Committees: Audit (Chairman), Compensation, Corporate Governance
John W. Sayward is a career health care and pharmaceutical executive. Most recently, he served as Chief Executive Officer for Hera Therapeutics Inc., a position he held through June 2015. Prior to this, Mr. Sayward served as the Chief Operating Officer and Chief Financial Officer of Hera Therapeutics Inc. since September 2014. Previously, he was Partner at Nippon Heart Hospital, LLC from September 2005 to January 2007, which was formed to build and manage cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and CFO of LMA North America Inc., a medical device business focused on patient airway management. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance and CFO and Treasurer at SICOR Inc., and was elected to their Board of Directors in 1998. Previous to the above, he served in various management positions with Baxter Healthcare. He received a B.A. in History from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.
We believe that Mr. Sayward’s past experiences in the health care industry, both in medical devices and pharmaceuticals, makes him well qualified to serve on our Board of Directors. Further, Mr. Sayward’s depth and breadth of positions and experiences also makes him well qualified to serve as a financial expert and audit committee chairman.

Mitchell I. Quain	Age 67	Director since 2019
Lead Director, Jason Incorporated
Committees: None
Mr. Quain has served as a Senior Advisor to The Carlyle Group, L.P., a private equity firm, since December 2011. Mr. Quain is currently the Lead Director of Jason Incorporated (NASDAQ: JASN), where he has served as a director since September 2015 and is a member of its Compensation Committee and its Corporate Governance and Nominating Committee. Mr. Quain has served a director of AstroNova, Inc. (NASDAQ: ALOT) since August 2011 and is the Chairman of its Compensation Committee and a member of its Audit and Nominating Committees. Previously, Mr. Quain served on the boards of RBC Bearings Incorporated (NASDAQ: ROLL) from September 2011 until September 2018, where he was a member of its Audit Committee; Hardinge, Inc. (NASDAQ: HDNG) from 2004 until May 2018, where he was lead outside director, Chairman of its Nominating and Governance Committee and a member of its Compensation Committee; Xerium Technologies, Inc. (NYSE: XRM) from April 2017 until October 2018, where he was a member of its Audit and Compensation Committees; Magnetek, Inc. (NASDAQ: MAG) from 1999 until September 2015, where he was Chairman of it board from October 2006 until September 2015 and a member of its Compensation, Audit and Retirement Plan Committees and Chairman of its Nominating and Corporate Governance Committee; and Tecumseh Products Company (NASDAQ: TECU) from October 2014 until September 2015, where he was a member of its Audit Committee and Governance and Nominating Committee. Mr. Quain also previously served on the boards of DeCrane Aircraft Holdings, Inc., Handy & Harman, Heico Corporation, Mechanical Dynamics, Inc., Titan International, Inc., and Register.com, Inc. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director of ACI Capital Corp. From 1997 to 2001 he was employed with ABN AMRO and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain has a Bachelor of Science degree in electrical engineering from the University of Pennsylvania and a Master of Business Administration degree from Harvard University. He is also a Chartered Financial Analyst.
Mr. Quain brings to the Board experience in public company governance and investment experience in small-cap and industrial companies, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his private equity investment experience.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ON THE PROXY CARD.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to Digirad’s audited financial statements for the year ended December 31, 2018.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.
The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee and is available on our website at www.digirad.com. The Audit Committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.
The Audit Committee met on five occasions in 2018. The Audit Committee met privately in executive session with BDO USA, LLP (“BDO”) as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Digirad throughout the year.
In accordance with the Audit Committee charter and the requirements of law, the Audit Committee pre-approves all services to be provided by Digirad’s independent auditors, BDO. Pre-approval is required for audit services, audit-related services, tax services and other services.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with the Company’s management and BDO, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with BDO the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Annual Report for filing with the SEC.

AUDIT COMMITTEE

John W. Sayward, Chairman
Dimitrios J. Angelis
Michael A. Cunnion

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of our Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee is considering BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm. BDO has audited our financial statements since the fiscal year ended December 31, 2015. While it is not required to do so, the Audit Committee is submitting to stockholders for ratification the selection of BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Notwithstanding ratification of the selection of BDO to serve as the Company’s independent registered public accounting firm, the Audit Committee will be under no obligation to select BDO as the Company’s independent registered public accounting firm.
Representatives of BDO will attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
During the Company’s three most recent fiscal years, neither the Company nor anyone on its behalf consulted with BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and Item 304(a)(1)(v) of Regulation S-K, respectively).
Principal Accounting Fees
In connection with the audit of the 2018 financial statements, we entered into an engagement agreement with BDO that sets forth the terms by which BDO has performed audit and related professional services for us.
The following tables set forth the aggregate accounting fees paid by us to BDO for the past two fiscal years ended December 31, 2018 and 2017.

	For the year ended December 31
Type of Fee	2018	2017
	(in thousands)
Audit Fees	$369.8	$551.4
Audit-Related Fees	—	—
Tax Fees	135.3	139.0
Totals	$505.1	$690.4
No other accounting firm was retained to perform the identified accounting work for us. All non-audit related services in the tables above were pre-approved and/or ratified by the Audit Committee.
Types of Fees Explanation
Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our annual consolidated financial statements and reviews of quarterly consolidated financial statements, as well as fees associated with consents for registration statement filings.
Audit-Related Fees. These fees relate to professional services not included in the Audit Fees category and include professional services related to entering into other advisory services. There were no Audit-Related Fees billed for fiscal years ended December 31, 2018 and 2017.
Tax Fees. These fees were billed to us for professional services relating to tax compliance, tax advice and tax planning.
All Other Fees. There were no other fees billed by BDO for the years 2018 and 2017 for products and services.
Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm
The Audit Committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm, including specific approval of internal control and tax-related services. In exercising this responsibility, the Audit Committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence.
Pre-approvals are detailed as to the category or professional service and when appropriate are subject to budgetary limits. Company management and the independent registered public accounting firm periodically report to the Audit Committee regarding the scope and fees for professional services provided under the pre-approval.

With respect to the professional services rendered, the Audit Committee had determined that the rendering of all non-audit services by our independent registered public accounting firm were compatible with maintaining the auditor’s independence and had pre-approved all such services.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2018 and 2017 by our principal executive officer and our two other most highly compensated executive officers (the “named executive officers”) who were serving as executive officers as of December 31, 2018.

Name and Principal Position	Year	Salary ($) (1)	Stock Award ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Matthew G. Molchan President, Chief Executive Officer, and Interim Chief Financial Officer	2018	416,797	217,700	3,500	637,997
	2017	404,022	420,664	3,500	828,186

Martin B. Shirley President, Diagnostic Imaging Solutions	2018	261,000	57,400	2,971	321,371
	2017	253,931	110,917	3,500	368,348

Michael DeBeauvernet (5) General Manager, Mobile Imaging	2018	229,680	37,884	2,500	270,064
	2017	227,378	73,203	2,500	303,081

____________________

(1)
The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Based on the factors discussed above, 2018 base salaries were: Mr. Molchan’s 2018 base salary was set at $415,200, which represented no change from his last adjustment in February 2017; Mr. Shirley’s 2018 base salary was set at $260,000, which represented no change from his last adjustment in February 2017; Mr. DeBeauvernet’s 2018 base salary was set at $228,800, which represented no change from his last adjustment in February 2017. The differences between base and actual salary are due to pay period timing differences at year end.

(2)
Represents full fair value at grant date of restricted stock units representing the right to receive, at settlement, common stock of the Company, granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. The full grant date fair value of an equity award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied, as discussed further below. Thus, there is no assurance that the value, if any, eventually received by our executive officers will correspond to the amount shown. For information regarding assumptions made in connection with this valuation, please see Note 10 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 1, 2019.

(3)
Included in the stock awards granted in 2017 and 2018 were performance stock units (PSUs), which vest ratably over four years subject to continued employment and achievement of performance conditions for each year as determined by the Compensation Committee. The PSUs will be canceled if such performance conditions are not met. The performance conditions for the 2017 and 2018 PSUs were achievement of 90% of the Board approved budgeted EBITDA, excluding certain predetermined items, for the year ended December 31, 2017 and December 31, 2018, respectively. The performance metrics for the 2017 performance period, and a grant date fair value for those tranches of the awards, were established by the Board and Compensation Committee on February 23, 2017. The performance metrics for the 2018 performance period, and a grant date fair value for those tranches of the awards, were established by the Board and Compensation Committee on February 21, 2018. As of the grant date, the Company believed that it was probable that the performance criteria would be met and that each individual would remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in the table above in accordance with FASB ASC 718. Assuming the performance criteria for 2018 would be achieved, the grant date fair values of the 2018 PSU awards were $0.1 million, $29 thousand, and $19 thousand for Mr. Molchan, Mr. Shirley, and Mr. DeBeauvernet, respectively. However, the performance conditions for 2018 and 2017 were not met. As such, all of the 2018 and 2017 PSUs, were canceled as of December 31, 2018 and 2017, respectively. The amount of canceled PSUs in 2018 totaled 53,098 units, 14,000 units, and 9,240 units, for Mr. Molchan, Mr. Shirley, and Mr. DeBeauvernet, respectively.

(4)	Amounts shown for 2018 and 2017 include up to $2,500 matching contributions to the officers’ 401(k) retirement plans and up to $1,000 seed contribution to the executive’s Health Saving Account plans.

(5)	On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet will remain a Company employee until March 31, 2019.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2018, including the value of the stock awards.

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (8)
Matthew G. Molchan	2/28/2018	(6)	—	—	—	—	53,098	30,266
	2/28/2017	(5)	—	—	—	—	31,472	17,939
	2/1/2016	(4)	20,653	20,653	5.12	2/1/2026	15,318	8,731
	2/1/2015	(3)	—	—	—	—	7,225	4,118
	1/29/2014	(2)	110,000	—	3.55	1/29/2021	—	—
	6/4/2013	(1)	80,000	—	2.29	6/4/2020	—	—
Martin B. Shirley	2/28/2018	(6)	—	—	—	—	14,000	7,980
	2/28/2017	(5)	—	—	—	—	8,298	4,730
	2/1/2016	(4)	4,529	4,530	5.12	2/1/2026	3,360	1,915
	2/1/2015	(3)	—	—	—	—	2,078	1,184
	1/29/2014	(2)	40,000	—	3.55	1/29/2021	—	—
	6/4/2013	(1)	40,000	—	2.29	6/4/2020	—	—
Michael DeBeauvernet (9)	2/28/2018	(6)	—	—	—	—	9,240	5,267
	2/28/2017	(5)	—	—	—	—	5,477	3,122
	2/1/2016	(4)	4,635	4,635	5.12	2/1/2026	3,438	1,960
	1/1/2016	(7)	—	—	—	—	3,333	1,900
____________________

(1)	25% of the total number of shares subject to option vested on the first anniversary of the grant date, and the remaining shares vested monthly over 36 months.

(2)	33 1/3% of the total number of shares subject to option vested on the first anniversary of the grant date, and the remaining shares vested quarterly over 24 months.

(3)	Scheduled to vest as to 25% of the units on each of February 1, 2016, February 1, 2017, February 1, 2018, and February 1, 2019.

(4)
Scheduled to vest as to 25% of the units on each of February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020, with vesting of 50% of each such Restricted Stock Unit tranche to be further subject to the satisfaction of certain performance criteria to be determined and approved by the Compensation Committee with respect to each such period. These units are shown net of 50% of the performance-based units that were deemed not to be earned and were canceled as of December 31, 2017 and December 31, 2018.

(5)	25% of the units vested on February 28, 2018, with the remaining shares to vest 25% on each of February 28, 2019, February 28, 2020, and February 28, 2021.

(6)	Scheduled to vest as to 25% of the units on each of February 1, 2019, February 1, 2020, February 1, 2021, and February 1, 2022.

(7)	33 1/3% of the units vested on each of January 1, 2017 and January 1, 2018, with the remaining shares to vest on January 1, 2019.

(8)	Represents the number of unvested, non-canceled, and unearned restricted stock units multiplied by the closing price of shares on December 31, 2018.

(9)	On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet will remain a Company employee until March 31, 2019.

Potential Payments Upon Termination or Change of Control
Matthew G. Molchan
We entered into an employment agreement with Mr. Molchan on May 1, 2007, as amended on August 7, 2010. Pursuant to that employment agreement, Mr. Molchan would receive six months of severance at his then current salary, and any accrued but unpaid performance bonus.
If Mr. Molchan would have been terminated without cause at December 31, 2018 or if Mr. Molchan would have resigned for good reason, Mr. Molchan would have been entitled to receive (i) severance payments of $207,600 and (ii) a prorated amount of any earned performance bonus payable at the time of his termination date.
Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”
Martin B. Shirley
On January 28, 2014, the Company entered into a severance agreement with Martin B. Shirley. In the event his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in an amount equal to six months of his base salary.
Assuming that Mr. Shirley’s employment was terminated without cause as of December 31, 2018, he would have been entitled to receive severance payments of $130,000.
Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”
Michael DeBeauvernet
On January 1, 2016, the Company entered into a severance agreement with Michael DeBeauvernet. In the event his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in an amount equal to six months of his base salary.
Assuming that Mr. DeBeauvernet’s employment was terminated without cause as of December 31, 2018, he would have been entitled to receive severance payments of $114,400.
Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”
Under our executive employment agreements “Cause” generally includes the occurrence of any of the following events: willful misconduct or gross negligence in the performance of duties under the agreement; willful failure or refusal to perform in the usual manner at the usual time those duties which regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which such executive is employed hereunder which may be assigned to such executive by the Board of Directors, if such failure or refusal has not been substantially cured to the satisfaction of the Board of Directors within thirty (30) days after written notice of such failure or refusal has been given by the Company to such executive; performance of any material action when specifically and reasonably instructed not to do so by the Board of Directors; engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company; commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the Board of Directors to be so used or appropriated; conviction of any felony involving moral turpitude; or willful or grossly negligent violation of the Ethics Code.
On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet will remain a Company employee until March 31, 2019. Mr. DeBeauvernet will receive a severance payment in an amount equal to six months of his base salary.

Equity Awards
The equity agreements of our named executive officers provide that, in case of a change of control of the Company, all equity instruments then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control, all equity instruments then outstanding, either assumed or replaced, shall become fully vested at the time of termination. As of December 31, 2018, the value of the equity instruments of our named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which stock options and restricted stock units are assumed or replaced by the successor entity, or (ii) a change of control in which the outstanding stock options and restricted stock units are neither assumed or replaced by the successor entity, would be as follows based on the difference between the closing price on the last trading day of the year of $0.57 per share and the exercise price of the respective options, and with regard to restricted stock units, based solely on the closing price on the last trading day of the year of $0.57:

Name	Option Value as of December 31, 2018	Stock Award Value as of December 31, 2018
Matthew G. Molchan	$—	$61,054
Martin B. Shirley	—	15,809
Michael DeBeauvernet	—	12,249
Securities Authorized for Issuance Under Equity Compensation Plans

	Equity Compensation Plan Information
	As of December 31, 2018
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)		(b) (3)	(c)
Equity compensation plans approved by security holders	1,321,561	(1)	$3.31	1,801,800	(4)
Equity compensation plans not approved by security holders	10,000	(2)	$0	265,165	(5)
Total	1,331,561		$3.31	2,066,965
____________________

(1)	This amount includes the following:

•
557,976 shares issuable upon the exercise of outstanding stock options under the Company’s 2004 Stock Incentive 7 Year Plan, the 2004 Stock Incentive Plan, and the 2014 Incentive Plan, with a weighted-average exercise price of $3.31.

•	731,438 restricted stock units (“RSUs”) granted under the 2014 Incentive Plan and 2018 Incentive Plan.

•	32,147 PSUs issuable under the Company’s 2014 Incentive Plan. Assumes that outstanding performance-based PSUs will vest at target.

(2)	This amount includes 10,000 RSUs granted under the 2011 Plan.

(3)	The 2011 Plan, 2014 Incentive Plan and 2018 Incentive Plan RSUs and PSUs have been excluded from the computation of the weighted-average exercise price since these awards have no exercise price.

(4)
This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2018 Incentive Plan. The 2018 Incentive Plan allows for issuance of up to the sum of (i) 1,500,000 shares, plus (ii) the number of shares of common stock of the Company which remain available for grants of options or other awards under the 2014 Incentive Plan as of April 27, 2018, plus (iii) the number of shares that, after April 27, 2018, would again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Incentive Plan as a result of, stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or, as a result of restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares (the shares described in clauses (ii) and (iii) of this sentence, the “Carryover Shares”). As of December 31, 2018, there were 359,272 Carryover Shares.

(5)
This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2011 Plan. The 2011 Plan allows for the issuance of up to 350,000 shares.

COMPENSATION OF DIRECTORS
Cash Retainer Compensation
Non-employee members of our Board of Directors are paid an annual cash retainer for their service, with additional compensation for being the chairperson of the Board, serving on a committee of the Board of Directors and chairing a committee of the Board of Directors. Payments are made quarterly, in advance.
The compensation paid to the members of the Board of Directors is indicated in the chart below:

2018 Director Cash Compensation
Director Annual Retainer (all)	$36,000
Additional Annual Retainer to Chairperson	$15,000
Additional Annual Retainer to Audit Committee Chairperson	$14,500
Additional Annual Retainer to Compensation Committee Chairperson	$5,000
Additional Annual Retainer to Corporate Governance Committee Chairperson	$5,000
Additional Annual Retainer to Strategic Advisory Committee Chairperson	$5,000
Additional Annual Retainer to Audit Committee Member	$4,000
Additional Annual Retainer to Compensation Committee Member	$4,000
Additional Annual Retainer to Corporate Governance Committee Member	$4,000
Additional Annual Retainer to Strategic Advisory Committee Member	$4,000
For the sake of clarity, each of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Strategic Advisory Committee chairpersons only receive an amount equal to the chairperson fee set forth in the table above and not the chairperson fee plus the member fee.
The single employee director of our Board of Directors, Mr. Molchan, our President and Chief Executive Officer, does not receive additional compensation for his service on our Board of Directors.
Equity Compensation
Equity compensation awards, and the amount of such awards, to non-employee members of our Board are at the discretion of the Compensation Committee of our Board. Historically, such awards have been in the form of RSUs and the Compensation Committee generally set the amount of those awards at a fair market value equal to the annual cash retainer received by non-employee members of our Board. However, given the volatility of the Company’s stock, the Compensation Committee has more recently determined to fix the amount of RSU awards to non-employee members of our Board at 12,500 RSUs that vest annually. We believe that equity compensation helps to further align the interests of our directors with those of our stockholders because the value of directors’ share ownership will rise and fall with that of our other stockholders.
Non-Employee Director Compensation Table
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2018.

Name	Fees Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey E. Eberwein	51,873	23,125	—	—	—	—	74,998
John M. Climaco (1)	45,000	23,125	—	—	—	—	68,125
Michael A. Cunnion (2)	49,000	23,125	—	—	—	—	72,125
Charles M. Gillman (3)	34,435	23,125	—	—	—	—	57,560
Dimitrios J. Angelis	49,000	23,125	—	—	—	—	72,125
John Sayward (4)	55,373	23,125	—	—	—	—	78,498
____________________

(1)	Mr. Climaco holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 60,000 shares of our common stock at December 31, 2018.

(2)	Mr. Cunnion holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 80,000 shares of our common stock at December 31, 2018.

(3)	Mr. Gillman resigned from our Board of Directors on October 12, 2018.

(4)	Mr. Sayward holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 60,000 shares of our common stock at December 31, 2018.

(5)	Represents full fair value at grant date of restricted stock units granted to our directors, computed in accordance with FASB ASC Topic 718.

PROPOSAL 3: ADVISORY (NON-BINDING) STOCKHOLDER APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide advisory (non-binding) approval of the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement. Although this vote, commonly referred to as “say-on-pay,” is advisory, and not binding on our Company, it will provide information to our management and the Compensation Committee regarding investor opinion about our executive compensation practices and policies, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2019 and beyond.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the holders of shares of common stock approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC. However, as this is an advisory vote, the result will not be binding on our Board of Directors or the Company.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES OF COMMON STOCK
General
On March 8, 2019, our Board of Directors unanimously approved, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock by combining outstanding shares of common stock into a lesser number of outstanding shares of common stock by a ratio of not less than 1-for-5 and not more than 1-for-10 at any time within 12 months following the date of stockholder approval of this Proposal 4, with the exact ratio to be set within this range by our Board of Directors at its sole discretion, and a reduction of the number of authorized shares of common stock to 30 million shares authorized (the “Reverse Stock Split”). The Board of Directors may alternatively elect to abandon such proposed amendment and not effect the Reverse Stock Split authorized by stockholders, in its sole discretion.
Upon the effectiveness of the amendment to our Restated Certificate of Incorporation effecting the Reverse Stock Split: (a) the outstanding shares of our common stock will be reclassified and combined into a lesser number of shares such that one share of our common stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by our Board of Directors and (b) there will be reduction of the number of authorized shares of common stock under our Restated Certificate of Incorporation to 30 million shares authorized.
If this Reverse Stock Split Proposal is approved by our stockholders as proposed, our Board of Directors would have the sole discretion to effect the amendment and Reverse Stock Split at any time within 12 months following the date of such stockholder approval, and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 1-for-5 and not more than 1-for-10. Although this Reverse Stock Split Proposal gives the Board of Directors 12 months following stockholder approval to implement the Reverse Stock Split, if we implement the Reverse Stock Split to regain compliance with the Minimum Bid Price Requirement by the July 8, 2019 deadline, as described below under the heading “Reasons for the Reverse Stock Split,” we must complete the Reverse Split no later than ten business days prior to such deadline. We believe that enabling our Board of Directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. The determination of the ratio of the Reverse Stock Split will be based on a number of factors described below under the heading “Criteria to Be Used for Decision to Apply the Reverse Stock Split.”
The Reverse Stock Split (which includes the reduction of the number of authorized shares of common stock), if approved by our stockholders, would become effective at the time and date set forth in a certificate of amendment to our Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware. The form of the proposed certificate of amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split is attached as Appendix A to this proxy statement. Any amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by our Board of Directors, within the range approved by our stockholders.
The exact timing of the amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders, but the amendment will not occur after 12 months following the date our stockholders approve the Reverse Stock Split. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the certificate of amendment with the Secretary of State effecting the Reverse Stock Split, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.
The primary purpose for effecting the Reverse Stock Split is to increase the per share trading price of our common stock so as to:
•maintain the listing of our common stock on Nasdaq Global Market and avoid a delisting of our common stock from Nasdaq Global Market;
•broaden the pool of investors that may be interested in investing in the Company by attracting new investors who would prefer not to invest in shares that trade at lower share prices; and
•make our common stock a more attractive investment to institutional investors.
In evaluating the Reverse Stock Split, our Board of Directors has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. In approving the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, our Board of Directors determined that these potential negative factors were outweighed by the potential benefits of the Reverse Stock Split.

Criteria to Be Used for Decision to Apply the Reverse Stock Split
If our stockholders approve the Reverse Stock Split, our Board of Directors will be authorized to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-5 to 1-for-10 range, would be determined by our Board of Directors and publicly announced by us prior to the effective time of the Reverse Stock Split. In determining whether to proceed with the reverse split and setting the appropriate ratio for the Reverse Stock Split, our Board of Directors will consider, among other things, factors such as:
•Nasdaq’s minimum price per share requirements;
•the historical trading prices and trading volume of our common stock;
•the number of shares of our common stock outstanding;
•the then-prevailing and expected trading prices and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
•the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;
•business developments affecting us; and
•prevailing general market and economic conditions.
Reasons for the Reverse Stock Split
Our Board of Directors authorized the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the price criteria for continued listing on Nasdaq Global Market, as explained below. Our common stock is publicly traded and listed on the Nasdaq Global Market under the symbol “DRAD.” Our Board of Directors believes that, in addition to increasing the price of our common stock to meet the price criteria for continued listing on Nasdaq Global Market, the Reverse Stock Split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in our and our stockholders’ best interests.
On January 8, 2019, we received a deficiency letter from the Nasdaq Listing Qualifications Department notifying us that, for the prior thirty consecutive business days, the closing bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we have been given 180 calendar days, or until July 8, 2019, to regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance by July 8, 2019, we may transfer from the Nasdaq Global Market to the Nasdaq Capital Market and may be eligible for an additional compliance period of 180 days. To qualify for the additional compliance period, we will have to: (i) submit a transfer application and related application fees; (ii) meet the continued listing requirement for market value of publicly held shares and all other initial listing standards of the Nasdaq Capital Market (except for the bid price requirement); and (iii) provide written notice to Nasdaq of our intention to cure the deficiency during the additional 180-day compliance period by effecting a reverse stock split if necessary. If we do not qualify for an additional compliance period, or should we determine not to submit a transfer application or make the required representation, or if Nasdaq concludes that we will not be able to cure the deficiency, Nasdaq will provide written notice to us that our common stock will be subject to delisting.
If we implement a reverse stock split in order to regain compliance with the Minimum Bid Price Requirement, the Reverse Stock Split must be completed no later than ten business days prior to July 8, 2019. If we do not regain compliance with the Minimum Bid Price Requirement by July 8, 2019 and we are not eligible for an additional compliance period at that time, the staff will provide written notification to us that our common stock will be subject to delisting. At that time, we may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel (the “Panel”). We would remain listed on the Nasdaq Global Market pending the Panel’s decision. There can be no assurance that, if we do appeal a subsequent delisting determination by the staff to the Panel, that such an appeal would be successful.
If we are not able to regain compliance with the Minimum Bid Price Requirement or do not transfer to the Nasdaq Capital Market, our common stock could be traded on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it would become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. Additionally, the sale or purchase of our common stock would likely be made more difficult and the trading volume and liquidity of our common stock would likely decline. A delisting from the Nasdaq would also result in negative publicity and would negatively impact our ability to raise capital in the future.

In addition, our Board of Directors believes that an increased stock price could encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of our common stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher.
Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not result in a permanent increase in the market price of our common stock, which would be dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC.
Certain Risks Associated with the Reverse Stock Split
There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding in connection with the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company. However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.
Further, the liquidity of our common stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. In addition, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.
While our Board of Directors has proposed the Reverse Stock Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on the Nasdaq Global Market, there is no guarantee that the price of our common stock will not decrease in the future, or that our common stock will remain in compliance with Nasdaq listing standards. There can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for 10 consecutive business days, whether following the Reverse Stock Split or otherwise, which is required to cure our current Nasdaq listing standard deficiency.
The Reverse Stock Split may result in or contribute towards an ownership change under Section 382 of the Code. If the Company were to undergo an ownership change under Section 382 of the Code, the Company’s ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change will be significantly limited. In general, an “ownership change” under Section 382 of the Code occurs with respect to the Company if, over a rolling three-year period, the Company’s “5-percent shareholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period. Although we do not expect the Reverse Stock Split to result in an ownership change with respect to the Company, because we do not know the number of Company shareholders that may become “5-percent shareholders” as a result of the Reverse Stock Split, it is uncertain at this time whether the Reverse Stock Split will result in an ownership change or the extent to which the Reverse Stock Split may contribute towards an ownership change over the rolling three year period following the Reverse Stock Split.

Effect of the Reverse Stock Split
If the Reverse Stock Split Proposal is approved and our Board of Directors elects to effect the Reverse Stock Split, the number of outstanding shares of common stock will be reduced in proportion to the ratio of the split chosen by our Board of Directors and there will be reduction of the number of authorized shares of common stock under our Restated Certificate of Incorporation to 30 million shares authorized. As of the effective time of the Reverse Stock Split, we would also adjust and proportionately decrease the number of shares of our common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire our common stock. In addition, as of the effective time of the Reverse Stock Split, we would adjust and proportionately decrease the total number of shares of our common stock that may be the subject of the future grants under our equity plans, as described further below under the heading “Effects of the Reverse Stock Split on Outstanding Equity Awards.”
The Reverse Stock Split would be effected simultaneously for all outstanding shares of our common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company, except for minor adjustment due to the additional net share fraction that will be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the Company will issue one full share of the post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. The Reverse Stock Split would not change the terms of our common stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Following the Reverse Stock Split, we would continue to be subject to the periodic reporting requirements of the Exchange Act.
Assuming Reverse Stock Split ratios of 1-for-5 and 1-for-10, which reflect the low end and high end of the range that our stockholders are being asked to approve, the following table sets forth (a) the number of shares of our common stock that would be issued and outstanding, (b) the number of shares of our common stock that would be reserved to be issued upon exercise of outstanding options, warrants and rights, (c) the number of shares of our common stock that would be reserved for future issuance under our equity compensation plans (excluding shares reflected in the preceding clause (b)) and (d) the number of shares of common stock authorized under the Company’s Restated Certificate of Incorporation, each giving effect to the Reverse Stock Split and based on securities outstanding, reserved, or authorized (as applicable) as of March 13, 2019.

		Before Reverse Stock Split	Reverse Stock Split Ratio of 1-for-5	Reverse Stock Split Ratio of 1-for-10
(a)	Number of Shares of common stock issued and outstanding.	[20,271,057]	[4,054,211]	[2,027,105]
(b)	Number of securities reserved to be issued upon exercise of outstanding options, warrants and rights.	[_________]	[_________]	[_________]
(c)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in row (b)).	[_________]	[_________]	[_________]
(d)	Number of shares of common stock authorized under the Company’s Restated Certificate of Incorporation.	80,000,000	30,000,000	30,000,000
If our Board of Directors does not implement the Reverse Stock Split within 12 months following the date of stockholder approval of this Proposal 4, the authority granted in this proposal to implement the Reverse Stock Split would terminate.
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in the Reverse Split Proposal, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for our common stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our common stock and securities convertible into or exercisable for our common stock.
Maintenance of Ownership Percentage. If the Reverse Stock Split is approved and effected, each stockholder will own a reduced number of shares of common stock. This would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share, as described below. The number of stockholders of record would not be affected by the Reverse Stock Split.

Voting Rights. Proportionate voting rights and other rights of the holders of our common stock would not be affected by the Reverse Stock Split, subject to the limitations and qualifications set forth in this discussion and to the note below regarding the receipt of an additional fraction of a share. For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately prior to the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding shares of common stock after the Reverse Stock Split, regardless of the exchange ratio chosen by the Board of Directors.
Effects of the Reverse Stock Split on Outstanding Equity Awards. If the Reverse Stock Split is effected, the terms of equity awards under the Company’s incentive plans, including the per share exercise price of options and the number of shares issuable under outstanding awards, will be converted on the Effective Date of the Reverse Stock Split in proportion to the reverse split ratio of the Reverse Stock Split (subject to adjustment for fractional interests). The Compensation Committee must approve such adjustments, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive on all participants of the Company’s incentive plans. In addition, the total number of shares of common stock that may be the subject of future grants under the Company’s incentive plans will be adjusted and proportionately decreased as a result of the Reverse Stock Split. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-10, the number of remaining shares of common stock authorized for issuance under the Company’s incentive plans after the Reverse Stock Split would be approximately [_____]. Additionally, a pre-Reverse Stock Split of unvested restricted stock unit representing the right to receive 20,000 shares of common stock upon vesting would be converted into a post-Reverse Stock Split restricted stock unit representing the right to receive 2,000 shares of common stock upon vesting. As of the Record Date, the Company had [_____] remaining shares of common stock authorized for issuance under the Company’s equity incentive plans.
Effects of the Reduction of Authorized Common Stock. We are currently authorized under our Restated Certificate of Incorporation to issue up to a total of 90,000,000 shares of capital stock, comprised of 80,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value of $0.0001 per share (the “preferred stock”). If the Reverse Stock Split is approved and effected, it will reduce the total number of shares of common stock that we are authorized to issue from 80,000,000 shares of common stock to 30,000,000 shares authorized. The decrease in the number of authorized shares of common stock would result in fewer shares of authorized but unissued common stock being available for future issuance for various purposes, including raising capital or making acquisitions. However, we believe that if the Reverse Stock Split is approved and effected, the amount of authorized but unissued shares of common stock and preferred stock will be sufficient for our future needs. The Reverse Stock Split will not reduce the number of authorized shares of preferred stock or otherwise have any impact on the preferred stock.
Procedure for Effecting the Reverse Stock Split
If our stockholders approve the Reverse Stock Split, and if our Board of Directors still believes that a Reverse Stock Split is in the best interests of us and our stockholders, our Board of Directors will determine the ratio of the Reverse Stock Split to be implemented and we will publicly announce the ratio selected by our Board of Directors and file the certificate of amendment effecting the Reverse Stock Split with the Secretary of State of the State of Delaware. The form of the proposed certificate of amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split is attached as Appendix A to this proxy statement. Any amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by our Board of Directors, within the range approved by our stockholders.
The combination of, and reduction in, the number of shares of our outstanding common stock as a result of the Reverse Stock Split will occur automatically and without any action on the part of our stockholders at the date and time set forth in the amendment to the Restated Certificate of Incorporation to effect the Reverse Stock Split following filing with the Secretary of State of the State of Delaware (the “Effective Time”). As soon as practicable after the Effective Time, our transfer agent, American Stock Transfer & Trust Company, LLC, acting as our “exchange agent” for purposes of implementing the exchange of stock certificates, will mail each stockholder of record a transmittal form accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing our common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the Reverse Stock Split. New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) and submitted with the properly completed and executed transmittal form to the exchange agent. If your shares are held in street name at a brokerage firm or financial institution, we intend to treat you in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the exchange of shares required by the combination resulting from the Reverse Stock Split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing substitution of certificates, or book entries, representing the former number shares of common stock for certificates, or book entries, representing the reduced number of shares resulting from the combination. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Any stockholder whose stock certificate has been lost, destroyed or stolen will be entitled to a new stock certificate only after complying with the requirements that we and our transfer agent customarily apply in connection with replacing lost, stolen or destroyed stock certificates.
No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old stock certificate(s) are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws and (iii) the surrendered stock certificate is properly endorsed and otherwise in proper form for transfer.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the Company will issue one full share of the post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.
No Appraisal Rights
No action is proposed herein for which the laws of the State of Delaware, or our Restated Certificate of Incorporation or bylaws, provide a right to our stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ capital stock.
Accounting Matters
The Reverse Stock Split would not affect the par value of our common stock per share, which would remain $0.0001 par value per share, while the number of outstanding shares of common stock would decrease in accordance with the Reverse Stock Split ratio selected by our Board of Directors. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet would decrease and the additional paid-in capital account on our balance sheet would increase by an offsetting amount. Following the Reverse Stock Split, reported per share net income or loss would be higher because there would be fewer shares of common stock outstanding and we would adjust historical per share amounts set forth in our future financial statements. The common stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio selected by our Board of Directors.
Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of our common stock as capital assets (i.e., for investment) for U.S. federal income tax purposes. This discussion is based upon current U.S. tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Stock Split.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code” )), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities or persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of the partnership (or other entity treated as a partnership) and a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.
The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.
Tax Consequences to the Company. We believe that the Reverse Stock Split should constitute a reorganization under Section 368(a) (1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Stock Split.
Tax Consequences to U.S. Holders.  Subject to the discussion below regarding the receipt of a fractional share, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock exchanged therefor (increased by the amount of gain or income recognized, if any, attributable to the rounding up of a fractional share, as discussed below). The U.S. Holder’s holding period in the shares of our common stock received pursuant to the Reverse Stock Split should include the holding period in the shares of our common stock exchanged therefor (except with respect to any fractional share of our common stock received, as discussed below). U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in such recapitalization. A U.S. Holder that acquired shares of our common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period from shares of common stock surrendered in the Reverse Stock Split to shares received in the Reverse Stock Split.
Each fractional share issued pursuant to the Reverse Stock Split that is attributable to the rounding up of fractional shares to the nearest whole number of shares may be treated for U.S. federal income tax purposes as a disproportionate distribution. If so treated, a U.S. Holder that receives a fractional share of our common stock attributable to the rounding up of a fractional share to the nearest whole number of shares should recognize dividend income in an amount equal to the fair market value of such fractional share to the extent of the Company’s current or accumulated earnings and profits, and to the extent that any portion of the distribution exceeds such current or accumulated earnings and profits, such portion will be treated as a return of tax basis and thereafter as gain from the sale or exchange of property. A U.S. Holder’s holding period in any such fractional share commences on the effective date of the Reverse Stock Split.
The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

RELATED PERSON TRANSACTIONS AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Related Party Transactions
Mr. Climaco currently serves as a Director of the Company and a member of the Corporate Governance and Strategic Advisory committees of the Board. Until July 11, 2017, Mr. Climaco also served as a Director of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI). Further, from June 2, 2015 until July 11, 2017, Mr. Climaco served as the Executive Vice President of Perma-Fix Medical S.A., a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. On July 27, 2015, we entered into a Stock Subscription Agreement (the “Subscription Agreement”) and Tc-99m Supplier Agreement (the “Supply Agreement”) with Perma-Fix Medical. Under the terms of the Subscription Agreement, we invested $1.0 million USD in exchange for 71,429 shares of Perma-Fix Medical. Pursuant to the Supply Agreement, should Perma-Fix Medical successfully complete development of the new Tc-99m resin, Perma-Fix Medical will supply us or our preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and we will purchase agreed upon quantities of such Tc-99m for our nuclear imaging operations, either directly or in conjunction with our preferred nuclear pharmacy supplier. In addition, in connection with the Subscription Agreement, the Company’s President and CEO was appointed to the Supervisory Board of Perma-Fix Medical.
Jeffrey E. Eberwein, the Chairman of our board of directors and the Chairman of the board of directors of ATRM, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC, which is the investment manager of Lone Star Value Investors, LP (“LSVI”). LSVI owns 222,577 shares of ATRM’s 10.00% Series B Cumulative Preferred Stock (the “Series B Stock”) and another 374,562 shares of Series B Stock are owned directly by Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”). Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein. All transactions between the Company and ATRM have been reviewed and approved by a special committee composed of independent directors of the Company.
On September 10, 2018, we announced that our Board of Directors approved the conversion of the Company into a diversified holding company, and the potential acquisition of ATRM as an initial “kick-off” transaction (the “ATRM Acquisition”). ATRM is a modular building company consisting of two divisions, KBS Builders and EdgeBuilder. The KBS division manufactures and distributes modular housing units. EdgeBuilder manufactures engineered wood products used in modular construction, as well as distributes building materials through its Glenbrook unit. Both divisions serve the residential and commercial segments of the market. As currently contemplated by the non-binding letter of intent with ATRM (the “LOI”), ATRM stockholders would receive consideration consisting of 0.4 shares of the Company’s common stock for each share of outstanding ATRM common stock we acquire in the ATRM Acquisition. The issuance of Digirad common stock in connection with the ATRM Acquisition is expected to increase the number of shares of outstanding our common stock by less than 5%. Proceeding with the ATRM Acquisition is subject to, among other things, ATRM becoming current with its filings with the SEC and the negotiation and execution of definitive documentation. The ATRM Acquisition has been approved by a special committee of independent directors of ATRM. The final terms of the ATRM Acquisition are subject to change depending on the outcome of our due diligence investigation and may differ from those reflected in the LOI, and there can be no assurance that we will complete the ATRM Acquisition or the conversion into a diversified holding company.
On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC (“Star Procurement”), with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.
On December 14, 2018, the Company received an unsecured promissory note from ATRM in the principal amount of $0.3 million (the “ATRM Note”) in exchange for a loan to ATRM in the same amount. The ATRM Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest is due on December 14, 2020. ATRM may prepay the note at any time after a specified amount of advance notice to the Company. The ATRM Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.
We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Digirad’s directors, executive officers and holders of more than 10% of its common stock to file with the SEC reports (typically, Forms 3, 4, and/or 5) regarding their ownership and changes in ownership of Digirad’s securities. Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to Digirad, we believe that during the fiscal year ended December 31, 2018, Digirad’s directors and officers have complied with all Section 16(a) filing requirements other than the inadvertent late filing by Mr. Molchan on September 7, 2018, reporting one transaction that occurred on August 31, 2018.

STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be directed to the Corporate Secretary, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024 and must be received by November [__], 2019. In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by November [__], 2019 and must also be submitted in accordance with the requirements of our bylaws.
ANNUAL REPORT
We are concurrently sending all of our stockholders of record as of the Record Date, a copy of our Annual Report (without exhibits) for the fiscal year ended December 31, 2018. The Annual Report contains Digirad’s certified consolidated financial statements for the year ended December 31, 2018, including that of the Digirad’s subsidiaries.
A copy of our Annual Report will also be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Digirad at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Investor Relations, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Digirad stockholders may be “householding” our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
GENERAL
Cost of Solicitation
We have retained InvestorCom LLC to assist us in the solicitation of proxies for a fee of up to $7,500 plus out-of-pocket expenses. Our expenses related to the solicitation of proxies from stockholders this year are not anticipated to be significant, with the total cost expected to be approximately $30,000. These solicitation costs are expected to include primarily the fee payable to our proxy solicitor. To date, we have incurred approximately $8,500 of these solicitation costs.

Other Matters
The Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your shares of common stock will be voted in accordance with the best judgment of the designated proxy holders (who are identified on the enclosed proxy card).
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD PROMPTLY. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,

Jeffrey E. Eberwein
Chairman of the Board of Directors
Dated: March [__], 2019

2019 ANNUAL MEETING OF STOCKHOLDERS OF

¢	¢
DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, GA 30024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David J. Noble and Jeffrey E. Eberwein, and each of them, the proxies of the undersigned, with full power of substitution, to attend the 2019 Annual Meeting of Stockholders of Digirad Corporation (the “Company”) to be held on May 1, 2019 at 8:00 a.m. Eastern Daylight Time at the Company’s offices at 53 Forest Avenue, 1st Floor, Old Greenwich, CT 06870, and at any adjournments or postponements thereof, and there to vote and act upon the matters set forth on the reverse side, with all the powers the undersigned would possess if personally present.
The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY’S NOMINEES IN PROPOSAL 1 AND “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 2, 3, AND 4. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” THE COMPANY’S NOMINEES IN PROPOSAL 1 AND “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 2, 3, AND 4, AND AS THE PROXY HOLDERS MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
(Continued and to be signed on the reverse side)

¢	¢

2019 ANNUAL MEETING OF STOCKHOLDERS OF
DIGIRAD CORPORATION
May 1, 2019

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL : The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at http://drad.client.shareholder.com/sec.cfm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S NOMINEES IN PROPOSAL 1 AND “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 2, 3, AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:				FOR	AGAINST	ABSTAIN
	O Jeffrey E. Eberwein O Matthew G. Molchan O Dimitrios J. Angelis O John M. Climaco O Michael A. Cunnion O John W. Sayward O Mitchell I. Quaini		2.	The ratification of the appointment of BDO USA, LLP as the independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

			3.	The advisory (non-binding) approval of the compensation of the Company’s named executive officers.	☐	☐	☐

			4.	The approval of the Reverse Stock Split Proposal.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders.

INSTRUCTIONS : To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢

Appendix A
PROPOSED FORM OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT
THE REVERSE STOCK SPLIT (INCLUDING REDUCTION IN AUTHORIZED COMMON STOCK)
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
DIGIRAD CORPORATION
Digirad Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.
SECOND: This Amendment to the Restated Certificate of Incorporation amends and restates Section “(A) CLASSES OF STOCK.” of ARTICLE IV to the Restated Certificate of Incorporation to read in its entirety as follows:
“(A)     CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock, denominated “Common Stock” and “Preferred Stock.” The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is Thirty Million (30,000,000), and the total number of shares of Preferred Stock which the Corporation is authorized to issue is Ten Million (10,000,000), which shares of Preferred Stock shall be undesignated as to series.
Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [YY]1 shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of post-Reverse Split Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.”
THIRD: The foregoing amendment shall be effective as of _______ p.m. Eastern Time on __________, 20__.

1References to “YY” is to a number no less than 5 and no greater than 10 as selected by the Board of Directors.

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.
FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this _____ day of ______, 20__.

DIGIRAD CORPORATION
By:
Name:	Matthew G. Molchan
Title:	President & Chief Executive Officer

References to “YY” is to a number no less than 5 and no greater than 10 as selected by the Board of Directors.